Exhibit 99.1

November 8, 2024

Dear Shareholder:

In 2024, we are proudly celebrating our 40th year of operation. Throughout our history, we have likened our organization's growth and development to that of an individual. From navigating the "terrible twos" and the volatile teenage years, through the challenges of young adulthood, we have now reached a stage of maturity at 40. Our financial results this year reflect this organizational maturity, as we experience one of the best growth and performance periods in our history.

As of September 30, 2024, our assets have grown to $1.2 billion, an increase of $111 million, representing a 10% growth compared to the same period in 2023. Our loan portfolio expanded by $68 million, funded with core deposit growth of $88 million compared to September 30, 2023. Net income for the nine-month period ending September 30, 2024 rose to $7.6 million, up from $6.3 million for the same nine-month period in 2023. This performance reflects a return on equity (ROE) of 17%, underscoring the strength and maturity of our institution.

While these financial metrics are impressive, our true measure of success lies in the number of families and businesses we have helped to grow and thrive. Our longstanding commitment to making a difference is evident in the new homes and jobs we have helped create, driving positive change on the main streets of the communities we serve.

We remain steadfast in our founding mission to prioritize service to our customers and communities over the bottom line, believing that great organizations achieve success through a focus on values. It is this commitment to our core principles that continues to yield strong financial results.

In recognition of our performance, the Board of Directors has declared a 2% stock dividend. Shareholders of record as of October 28, 2024, will receive the dividend on November 18, 2024. The dividend will be distributed electronically via book-entry (no stock certificates will be issued). As in prior years, this stock dividend provides flexibility: shareholders may retain the shares to potentially defer income recognition or sell them to meet current financial needs.

We look to the future with optimism, committed to sustaining our momentum by balancing growth with stability while serving the best interests of our communities and stakeholders.

Thank you for your continued trust and partnership. Wishing you and your families a joyous holiday season.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick

President and Chief Executive Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	September 30,	September 30,
(Amounts in thousands except share and per share data)	2024	2023

Assets
Cash and due from banks	$8,115	$9,463
Interest-earning deposits with banks	115,783	68,407
Securities available for sale	332,645	328,099
Securities held to maturity (fair value $24,888 and $24,807, respectively)	26,843	29,146
Less: allowance for credit losses on securities held to maturity	(66)	(65)
Net securities held to maturity	26,777	29,081
Equity securities, at fair value	355	299
Loans held for sale	4,787	4,584
Loans held for investment	647,125	578,835
Less: allowance for credit losses on loans	(5,736)	(5,115)
Net loans held for investment	641,389	573,720
Premises and equipment, net	14,722	15,172
Interest receivable	4,821	4,313
Restricted stock	1,729	1,672
Bank-owned life insurance	7,901	7,756
Deferred income tax benefit	6,991	12,512
Loan servicing assets	3,982	4,431
Other assets	11,062	10,293
Total assets	$1,181,059	$1,069,802

Liabilities
Deposits:
Demand, noninterest-bearing	$288,278	$276,484
Interest checking and money market accounts	431,230	435,289
Savings accounts	94,562	103,953
Time deposits, $250,000 and over	131,992	70,026
Other time deposits	131,749	104,537
Total deposits	1,077,811	990,289
Short-term borrowed funds	1,419	931
Long-term debt	29,142	29,085
Other liabilities	11,566	12,427
Total liabilities	1,119,938	1,032,732

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
6,964,323 and 7,049,510 shares, respectively.
Book value per share $7.10 in 2024 and $3.60 in 2023 (1)	8,705	8,812
Common stock dividend distributable	174	176
Additional paid-in capital	12,735	13,331
Undivided profits	48,217	39,980
Accumulated other comprehensive loss	(19,365)	(35,884)
Total Uwharrie Capital Corp shareholders' equity	50,466	26,415
Noncontrolling interest	10,655	10,655
Total shareholders' equity	61,121	37,070
Total liabilities and shareholders' equity	$1,181,059	$1,069,802

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2.0% stock dividend in 2024 and 2023.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in thousands except share and per share data)	2024	2023	2024	2023

Interest Income
Interest and fees on loans	$9,966	$7,645	$28,045	$21,001
Interest on investment securities	3,378	3,086	9,942	8,904
Interest-earning deposits with banks and federal funds sold	780	979	2,116	3,230
Total interest income	14,124	11,710	40,103	33,135

Interest Expense
Interest paid on deposits	4,658	3,188	12,484	8,016
Interest paid on borrowed funds	408	345	1,207	1,030
Total interest expense	5,066	3,533	13,691	9,046

Net Interest Income	9,058	8,177	26,412	24,089
Provision for (recovery of) credit losses	(230)	599	171	985
Net interest income after provision for (recovery of) credit losses	9,288	7,578	26,241	23,104

Noninterest Income
Service charges on deposit accounts	283	272	818	785
Interchange and card transaction fees	267	291	877	910
Other service fees and commissions	991	875	2,819	2,586
Loss on sale/call of securities	-	-	(148)	(42)
Realized/unrealized gain (loss) on equity securities	31	(4)	53	7
Income from mortgage banking	861	957	2,301	2,542
Other income	96	128	364	399
Total noninterest income	2,529	2,519	7,084	7,187

Noninterest Expense
Salaries and employee benefits	5,152	4,822	15,511	14,498
Occupancy expense	454	460	1,308	1,345
Equipment expense	217	195	642	578
Data processing	177	103	610	511
Loan costs	58	88	142	286
Professional fees and services	252	268	778	705
Marketing and donations	383	313	1,088	1,037
Software amortization and maintenance	344	311	1,003	914
Other operating expenses	783	830	2,452	2,483
Total noninterest expense	7,820	7,390	23,534	22,357

Income before income taxes	3,997	2,707	9,791	7,934
Provision for income taxes	962	558	2,160	1,608
Net Income	$3,035	$2,149	$7,631	$6,326

Consolidated net income	$3,035	$2,149	$7,631	$6,326
Less: net income attributable to noncontrolling interest	(142)	(142)	(424)	(422)
Net income attributable to common shareholders	$2,893	$2,007	$7,207	$5,904
Net Income Per Common Share (1)
Basic	$0.40	$0.27	$1.00	$0.80
Assuming dilution	$0.40	$0.27	$1.00	$0.80
Weighted Average Common Shares Outstanding (1)
Basic	7,161,235	7,340,640	7,220,350	7,353,615
Assuming dilution	7,161,235	7,340,640	7,220,350	7,353,615